 Exhibit 99.1

FOR IMMEDIATE RELEASE

GSAC Engineering Acquires Key Intellectual Property and Assets from Duos Technologies Group

GelStat’s Subsidiary, GSAC Engineering, Launches Intelligent Correctional Facilities Automation Systems (iCAS) in the Industrial Security Market

Miami, FL / GlobeNewswire / September 12, 2023 – GelStat Corporation ("GelStat" or the "Company") (OTCPink: GSAC), a development stage company currently focused on the research, development, and marketing of engineered solutions for the industrial security and clean energy industries, today announced that its recently formed subsidiary, GSAC Engineering (“GSACe”), has concluded the purchase of certain key intellectual property assets from Duos Technologies Group, Inc. (Nasdaq: DUOT) (“Duos”).

GSACe is focused on providing engineering solutions and support for certain critical infrastructure including information technology, security operations, and environmental systems. This deal involves the transfer of Duos’ Intelligent Correctional Facilities Automation Systems (“iCAS”) business line, giving GSACe the opportunity to expand into new products and contracts.

The acquisition included foundational operating environment software, infrastructure, engineering designs, and processes with technology management supporting three medium to high-security facilities being serviced by GSACe. This launch is the first phase in a series of calculated steps being taken by GSACe to establish itself as a competitive alternative in the industrial security market. GSACe plans to combine the acquired assets with certain technological capabilities it has already developed in-house to deploy in an updated solution later this year with a designated customer.

“Our acquisition of this technology is a key step in the previously announced transition of the Company," said GelStat CEO Javier Acosta. “We anticipate making further announcements in the near future which will further solidify our entrance into this market and pave the way for revenue growth and profitability in the next few years.”

Additionally, the Company has opened an office in Miami, FL and also expects to establish a new research and development headquarters in South Florida in the near future. In conjunction with this move, Gelstat closed its warehouse in Stuart, FL and has currently suspended its natural pharmaceuticals operations in order to focus all resources on its new division.

About GelStat Corporation

GelStat Corporation (OTCPink: GSAC), now based in Miami, Florida, is a development stage company that is currently focused on the research, development and marketing of industrial engineered solutions with a focus on industrial security and clean energy. GelStat recently opened a specialized division, GSAC Engineering, to focus on these specific markets. For more information, visit www.gelstat.com.

Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified using forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we plan to file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to GelStat Corporation, GSAC Engineering, or any person acting on their behalf are expressly qualified in their entirety by this cautionary language.

Contacts
Corporate Javier Acosta GelStat Corporation (772) 212-1368 info@gelstat.com Investor Relations Contact Tom Colton and John Yi Gateway Investor Relations 949-574-3860 GSAC@gateway-grp.com